EXHIBIT 10.9

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between Donald B. Pettigrew (“Executive”) and Repro Med Systems, Inc., a New York corporation (the “Company”). Executive and the Company are referred to herein, collectively, as the “Parties,” and each, a “Party.”

WHEREAS, Executive was employed by the Company pursuant to that certain Employment Agreement dated as of September 4, 2018 (the “Employment Agreement”) and is party to those certain Nonqualified Stock Option Award dated September 4, 2018 (the “Nonqualified Option Agreement”) and Incentive Stock Option Agreement dated June 3, 2019 (the “Incentive Option Agreement”), each by and between Executive and the Company, copies of which Employment Agreement, Nonqualified Option Agreement and Incentive Option Agreement are attached hereto as Exhibit A and are expressly incorporated herein;

WHEREAS, Executive’s employment by the Company was terminated effective as of January 22, 2021 (the “Termination Date”); and

WHEREAS, subject to the terms and conditions hereof (and in accordance with the Employment Agreement), Executive and the Company seek to amicably conclude the employment relationship, reinforce certain continuing obligations of Executive after the Termination Date, and provide for certain severance payments and benefits for Executive, which payments and benefits are conditioned upon Executive’s execution and non-revocation of this Agreement and his full compliance with all of his continuing obligations.

NOW, THEREFORE, in consideration of the mutual promises, agreements and representations contained herein, with the foregoing background incorporated by reference, and intending to be legally bound hereby, the Parties agree as follows:

1.         Definitions. Any capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor in the Employment Agreement. As used in this Agreement:

(a)        “Executive” means Executive and his heirs, administrators, personal representatives, executors, successors and assigns;

(b)         “Company Group” means: the Company and each of its affiliates, predecessors, successors, transferees, assignees, employee benefit programs (and the trustees, administrators, and fiduciaries of such programs), shareholders, and all officers, directors, employees, agents, and representatives of the Company.

(c)         “Severance Period” means the twelve (12) month period commencing as of the Termination Date.

2.         Severance Payments and Other Benefits.

(a)        Severance Payments. The Company shall pay Executive all accrued but unpaid compensation he has earned through the Termination Date, in accordance with the Company’s normal payroll schedule, policies and practices and subject to regular W-2 withholdings and other deductions. Additionally, in consideration for signing this Agreement and Executive’s continued compliance with the release and waiver provisions set forth herein and the other covenants and obligations of Executive made in this

Agreement (including as incorporated by reference in Section 5(a) hereof), in accordance with Section 5 of the Employment Agreement, the Company shall pay to Executive by direct deposit, in each case, in accordance with the Company’s normal payroll schedule, policies and practices, and subject to regular W-2 withholdings and other deductions, an amount equal to twelve (12) months of his current Base Salary as of the Termination Date (i.e., $360,000), to be paid over the Severance Period (collectively, the “Severance Payments”).  Provided that Executive complies with the terms and conditions of this Agreement, the Severance Payments shall begin on the next regular payroll date following the later of the Effective Date (as defined herein) and Executive’s full compliance with Section 5(b) below, which compliance will be determined in Company’s sole discretion.

(b)        Health Insurance. For the Severance Period, the Company will pay premiums for Executive’s health insurance as enrolled on the Termination Date (“Health Coverage”).

(c)        Options.  Employee shall be entitled to exercise options to purchase 1,000,000 shares of common stock pursuant and in accordance with the Nonqualified Option Agreement.  Employee shall forfeit all right to exercise any other options under the Nonqualified Option Agreement and under the Incentive Option Agreement.

(d)        Unemployment Forbearance. As further consideration for this Agreement, to the extent Executive is eligible to apply for unemployment compensation, the Company agrees not to contest any application by Executive for unemployment compensation in connection with his former employment by the Company.

(e)        Benefits. The Severance Payments, Health Coverage, and other benefits provided in Sections 2(a) through 2(d) above shall be referred to herein, collectively, as the “Benefits.”

(f)         Non-Disparagement.  Provided Executive has not breached this Agreement, the Company agrees not to make, publish or communicate to any person any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of the Executive.

(g)        Public Announcement.  Executive shall have the right to review any public announcement (e.g. press release) regarding his separation from the Company prior to its release.  The press release will state that Executive voluntarily resigned his employment.  The Company will consider in good faith any comments thereto provided by Executive.

(h)        No Other Compensation or Benefits. Unless otherwise stated in this Agreement, Executive acknowledges that all other compensation and/or benefits provided by any member of the Company Group to Executive terminated as of the Termination Date. Executive acknowledges that Executive has received from the Company, subject to regular W-2 withholdings and other deductions, all wages and compensation earned as of the Termination Date (except such wages and compensation to be paid pursuant to Section 2(a) above), including, but not limited to, reimbursement of expenses. All Company Group-sponsored benefits programs and/or insurance in which Executive is enrolled will cease as of the Termination Date, except as provided for in section 2(b) herein. As applicable, the Company Group’s relevant service providers will provide Executive with all necessary notices regarding continuation of benefits after the Termination Date, if available.

3.         General Release of Claims. In consideration for the mutual promises and undertakings contained herein, and for other good and valuable consideration:

(a)        Executive, on behalf of himself and each of his, heirs, affiliates, agents,

executors, representatives, successors and assigns hereby freely, knowingly and irrevocably releases and discharges each member of the Company Group from any and all rights, actions, causes of action, suits, debts, contracts, controversies, agreements, promises, damages, judgments, claims, demands, losses, liabilities or obligations whatsoever, of whatever kind, based on whatever legal theory, including, but not limited to, obligations in law or equity, which exist or may exist, whether vested or otherwise, whether known or unknown, that Executive or any of his affiliates, agents or other representatives ever had, now has or may have through the Effective Date (collectively, the “Executive Claims”), including, but not limited to: any alleged violation of Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act, the National Labor Relations Act, the Immigration Reform Control Act, the Consolidated Omnibus Budget Reconciliation Act, any applicable state, city or local civil rights laws and any applicable state, city or local wage and hour laws, each of those laws as they may have been amended, any other federal, state, city or local civil law, regulation, ordinance or public policy relating to claims of compensation or benefits owed or prohibiting employment discrimination, breach of contract or wrongful discharge and any associated claims for costs, attorney’s fees or other expenses which Executive ever had or now has through the Effective Date. Executive further agrees to waive any claim for damages occurring at any time after the Effective Date because of alleged continuing effects of any alleged discriminatory or other wrongful acts or omissions involving any member of the Company Group or related to Executive’s employment, including arising under the Employment Agreement or related to the termination of his employment, that occurred prior to the Effective Date. It is expressly agreed and understood that this is a GENERAL RELEASE as to any and all Executive Claims against any member of the Company Group; provided, however, nothing in this Agreement shall preclude Executive from preserving (collectively, the “Executive Preserved Claims”) (a) his rights to workers’ compensation or unemployment compensation (if applicable) or (b) his rights under this Agreement arising after the Effective Date. Executive represents, warrants, acknowledges and agrees that, as of the Effective Date, he is not aware of any facts or circumstances that could reasonably be expected to give rise to any claim, demand, suit or other proceeding or action against any Company Group member in respect of any Executive Preserved Claim.

(b)        The Company Group hereby freely, knowingly and irrevocably releases and discharges Executive from any and all rights, actions, causes of action, suits, debts, contracts, controversies, agreements, promises, damages, judgments, claims, demands, losses, liabilities or obligations whatsoever, of whatever kind, based on whatever legal theory, including, but not limited to, obligations in law or equity, which exist or may exist, whether vested or otherwise, whether known or unknown, that the Company Group ever had, now has or may have through the Effective Date (collectively, the “Company Claims”), and any associated claims for costs, attorney’s fees or other expenses, which the Company Group ever had or now has through the Effective Date, except for any Company Claims against the Company Group arising from or relating to Executive’s acts or omissions that constitute fraud.  It is expressly agreed and understood that this is a GENERAL RELEASE as to any and all Company Claims against the Executive; provided, however, nothing in this Agreement shall preclude the Company Group from preserving (collectively, the “Company Group Preserved Claims”) its rights under this Agreement arising after the Effective Date. The Company represents, warrants, acknowledges and agrees that, as of the Effective Date, it is not aware of any facts or circumstances that could reasonably be expected to give rise to any claim, demand, suit or other proceeding or action against any the Executive in respect of any Company Group Preserved Claim.

4.         Older Workers’ Benefit Protection Act. Executive and Company intend for this Agreement to comply with Section 201 of the Older Workers Benefit Protection Act of 1990. Accordingly, to extent Executive is over forty (40) years of age at the time he receives this Agreement,

Executive acknowledges and represents as follows: (a) Executive has read and understands this Agreement and all of its terms, conditions, requirements and obligations; (b) by executing this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed; (c) Executive knowingly and voluntarily waives such claims as Executive may have under the Age Discrimination in Employment Act in exchange for consideration of value to which Executive is not otherwise entitled; (d) Executive has been advised in writing by Company to consult with an attorney before signing this Agreement, has had the opportunity to consult with an attorney before signing this Agreement, and is fully satisfied that Executive understands it completely; (e) Executive has had a period of twenty-one (21) days commencing on the date Executive received this Agreement in which to consider this Agreement before signing it, and Executive was permitted to use as much or as little of that period as Executive wished prior to signing; however, Executive acknowledges that no proposal or actual change that Executive makes with respect to this Agreement will restart this twenty-one (21) day period; and (f) for a period of seven (7) days following the execution of this Agreement, Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired (the “Effective Date”); (g) should Executive wish to revoke this Agreement, Executive must deliver written notice of Executive’s revocation to Company no later than 5:00 p.m. Eastern Standard Time on the seventh (7th) day after Executive has signed this Agreement; and (h) if Executive revokes this Agreement, it shall not be effective or enforceable, and Executive will not receive the Benefits referenced in Section 2, above. To the extent Executive is not over forty (40) years of age at the time he receives this Agreement, the “Effective Date” is the date on which Executive signs this Agreement, and Executive shall have no right to revoke this Agreement after Executive signs this Agreement.

5.         Obligations of Executive. In consideration of this Agreement, and in addition to the general release of claims set forth above and Executive’s other covenants and obligations in this Agreement, Executive shall perform the following obligations in exchange for the Severance Payments and other Benefits described above:

(a)        Certain Continuing Obligations and Restrictive Covenants. Executive expressly acknowledges and agrees that he remains bound by the terms of the Sections 7 (Confidentiality), 8 (Non-Competition; Non-Solicitation; Non-Disparagement), and 9 (Assignment of Developments) of his Employment Agreement.

(b)        Return of Property. To the extent he has not already done so, Executive shall immediately return to the Company Group all Company Group property or Confidential Information (as that term is defined in the Employment Agreement) in his possession or control in whatever tangible or intangible form, including any materials or information (e.g., keys, passwords or access credentials) necessary to access such property or Confidential Information.

(c)        Cooperation. Executive agrees to cooperate with the Company Group regarding prior or pending business matters with which Executive is or was involved. Such cooperation includes, but is not limited to, making available to the Company Group such correspondence, documents and records that have applicability to the past, present and future business operations of the Company Group and making full and adequate disclosure to the Company Group of all matters involving the Company Group of which Executive has knowledge. In addition, Executive shall cooperate with and make himself available to the Company Group in connection with any investigation, litigation, arbitration or other proceeding brought by or against any member of the Company Group, whether or not Executive is a party in such matter, or in connection with any threatened or potential investigation, litigation, arbitration or other proceeding by or against any member of the Company Group, including making himself available to answer questions by any member of the Company Group and giving testimony and depositions. Additionally, Executive will cooperate in executing documents required to effectuate the purpose and intent of this Section 5(c). Upon the request of any Company Group member or Executive in the event any regular and substantial services are required from Executive, the Parties agree to negotiate in good faith and enter into a consulting agreement with Executive with respect to such services.

(d)        Covenant Not to Sue. Executive covenants and represents that he has not filed or caused to be filed any lawsuit, complaint, charge, action or other proceeding against any Company Group member with respect to any Claim he is releasing in this Agreement, and Executive further covenants and agrees not to sue any Company Group member with respect to any matter arising on or before the Effective Date that Executive has released pursuant to this Agreement. Executive’s covenants include, but are not limited to, proceedings to negate, modify or reform this Agreement; provided, however, that nothing in this Agreement is intended to, nor shall it, release or interfere with Executive’s protected right to file a charge with, or to participate in an investigation or proceeding pursuant to, the statutes administered by the Equal Employment Opportunity Commission or equivalent state agency, including a charge contesting the validity of this Agreement under the Age Discrimination in Employment Act, or the right of any governmental agency to pursue any such claim regarding Executive. In any event, Executive understands that, by signing this Agreement, he waives any right he may have to recover money or other relief in any lawsuit or proceeding that he brings or which is brought on his behalf by any agency or third party against any Company Group member based on events arising through the Effective Date. Except where otherwise permitted under this Section 5(d), Executive agrees that such action shall be dismissed with prejudice upon the presentation of this Agreement to the court and Executive agrees that he will not accept relief or recovery from such action. If Executive institutes such action notwithstanding this Section 5(d), Executive agrees that he will be responsible for the reasonable attorney’s fees and costs incurred by any member of the Company Group in defending such action if in fact the court dismisses such action on the basis of this Agreement. Notwithstanding anything herein to the contrary, the limitations on monetary recovery shall not apply to the extent of any monetary award provided to Executive by the U.S. Securities and Exchange Commission (“SEC”) in connection with any proceedings brought before or on behalf of the SEC with respect to the Company.

(e)        Confidentiality. Executive specifically represents and agrees that, except as provided in this Section 5(e), he will not disclose to any person or entity the terms of this Agreement or the fact of or nature of Benefits provided under this Agreement. Executive acknowledges that the Company may publicly disclose the terms of this Agreement and the fact of or nature of Benefits provided under this Agreement as required by law, including securities laws.  Executive may communicate to future employers the restrictions on his disclosure of Confidential Information (as defined above). The confidentiality obligations of this Agreement shall further not apply to: (A) disclosures Executive is required to make by applicable laws, regulations, or orders of courts of competent jurisdiction; (B) disclosures to third parties who have a legitimate need to know the amount or terms of this Agreement (such as attorneys, accountants, lenders, financial or tax advisors, acting in their capacities as such); or (C) any action brought to enforce the terms of this Agreement, but only to the extent necessary to prosecute that action. Should Executive or his agents (including attorneys) disclose the terms of this Agreement, the fact of payment by Company, or the amount of payment by Company, the person or entity to whom the information is disclosed shall be advised that the information is confidential and must be so kept. Any breach of confidentiality by a person or entity to whom Executive or his agents (including attorneys) discloses confidential information is chargeable to Executive. Executive understands and agrees that the confidentiality provisions of this Agreement are material terms of the Agreement.

(f)        Breach. Executive acknowledges and agrees that if he breaches any provision of this Agreement, it shall constitute a material breach of this Agreement and Executive shall be liable to Company for any harm caused to it thereby. Executive also agrees to pay reasonable attorney’s fees that Company incurs as a result of Executive’s breach of the Agreement.

6.         Tax Consequences. Neither the Company nor any other member of the Company Group makes or has made any representation regarding any tax consequences associated with the terms of this Agreement. Executive understands and agrees that neither the Company nor any other member of the Company Group has any responsibility for any tax liability Executive may incur as a consequence of this Agreement or any payment hereunder.

7.         Applicable Law; Severability. This Agreement shall be governed by and construed under the laws of the State of New York, exclusive of applicable principles of conflict of laws. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, under the purposes stated in the preceding sentence with applicable law, and with all other terms; and the remaining provisions of this Agreement shall remain valid and fully enforceable.

8.         Governing Law, Interpretation and Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions. If a dispute arises between the Parties concerning the subject matter of this Agreement, or the Employment Agreement, the Nonqualified Option Agreement or Incentive Option Agreement as incorporated herein, the Parties consent to the sole and exclusive jurisdiction of the state courts situated in Orange County, New York and the federal United States District Court for the Southern District of New York. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

9.         Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or to conflict with applicable federal, state or local law, the Agreement shall be reformed to remove that invalid provision and/or amended in writing to render that invalid provision enforceable. However, all remaining provisions of the Agreement shall remain in full force and effect; provided that, if the provisions in Section 2(a) through 2(e) hereof related to the Severance Payments and/or other Benefits are considered invalid or unenforceable, other than as a result of any act or omission of Executive, the Parties agree to enter into a new agreement, substantially similar to this Agreement except to the extent of any invalid or unenforceable provision, with severance provisions that provide substantially similar payments and benefits.

10.       No Admission of Wrongdoing. Executive and Company acknowledge and agree that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company or Executive of any liability or unlawful conduct of any kind.

11.       Entire Agreement; Amendment. This Agreement, together with the surviving provisions of the Employment Agreement, set forth the entire agreement between Executive and the Company with respect to the subject matter hereof and thereof and supersede any other prior agreements or understandings between the Parties to the extent of such subject matter. Executive acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in or otherwise referenced in this Agreement. This Agreement may not be modified, altered or changed except upon express written consent of the Parties wherein specific reference is made to this Agreement.

12.       Authority to Execute.  The persons signing this Agreement hereby represent and warrant that they have the full power, authority and legal right and capacity to execute, deliver and perform all transactions contemplated in this Agreement, and that they have obtained the appropriate consent to bind their respective Parties to the terms of this Agreement.

13.       Attorney Consultation. The Company hereby advises Executive to consult with an attorney prior to executing this Agreement, and Executive acknowledges that he has been so advised. Executive acknowledges that it has been his decision alone whether or not to consult with an attorney regarding this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company now voluntarily and knowingly execute this Agreement effective as of the Effective Date.

EXECUTIVE:

/s/ Donald B. Pettigrew

DONALD B. PETTIGREW

Date: 1/24/21

COMPANY:

REPRO MED SYSTEMS, INC.

By: R. John Fletcher

Name: R. John Fletcher

Title: Chairman of the Board

Date: January 24, 2021

EXHIBIT A

Employment Agreement, Nonqualified Option Agreement and Incentive Option Agreement

(see attached)